Exhibits 5.1 and 23.1

OPINION AND CONSENT OF HOLLAND & KNIGHT LLP

March 23, 2006

MC Shipping Inc.
24, avenue de Fontvieille
98000 Monaco
Attn:	Dominique Sergent
Chief Financial Officer,
Vice President and Treasurer

Re:    MC Shipping Inc. - 2001 Stock Option Plan Rules

Dear Sirs:

We have acted as special Liberian counsel to MC Shipping Inc., a Liberian corporation ("MC Shipping"), in connection with a decision by the Board of Directors of MC Shipping to adopt the MC Shipping Inc. 2001 Stock Option Plan Rules (the "Plan") respecting granting to certain employees of MC Shipping options equal to 5% of the outstanding common stock of MC Shipping.

In connection herewith, we have examined originals or copies certified to our satisfaction of the documents listed in the Schedule attached to this opinion letter, and all such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions herein rendered.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents delivered to us as originals, and the conformity with the original documents of all documents submitted to us as copies. As to any question of fact material to such opinions, we have relied, with your approval, exclusively upon the documents and certificates listed in the Schedule attached to this opinion letter.

We are not licensed to practice law in the Republic of Liberia, and insofar as the law of the Republic of Liberia is concerned, we have relied upon an examination of Liberian legal materials available to us and on opinions received from Liberian counsel involving substantially similar transactions, including the opinion of Messrs. Carlor, Gordon, Hne and Teewia, Liberian counsel, addressed to us and dated April 19, 1989, to provide a satisfactory basis for said opinions. We have also assumed that the Liberian statutes as previously in force, particularly the Associations Law, 1976 (Title 5 of the Liberian Code of Laws, Revised), as amended on June 19, 2002, and the practices, framework and procedures relating thereto, have not been altered as a result of the Liberian political situation. We have further assumed that all Liberian officials involved in this transaction are authorized to act on behalf of the Republic of Liberia.

Subject to the foregoing, and to the limitations, qualifications, and assumptions hereinafter set forth, we are of the opinion that:

1.	MC Shipping is a corporation duly incorporated and validly existing in good standing under the laws of the Republic of Liberia;

2.
MC Shipping, through its Board of Directors and the Compensation Committee of the Board of Directors that has been assigned the task to administer the Plan (the "Compensation Committee"), has the corporate power to grant options and to declare, authorize and issue shares pursuant to the Plan; and

3.
assuming that simultaneously with the exercise of each option consideration is received by MC Shipping from each recipient as set out in the Plan, each share issued under the Plan will be fully paid and nonassessable.

This opinion letter is limited to matters of law of the Republic of Liberia. We express no opinion with respect to the law of any other jurisdiction.

This opinion letter is issued solely for your benefit and may not be relied upon or used for any other purpose by any other person or entity without our prior written consent, except that you may file this opinion as an exhibit to your Form S-8 Registration Statement to be filed with the Securities and Exchange Commission on or about March 23, 2006 pursuant to the Securities Act of 1933.

This opinion letter is issued, and the opinions expressed herein are stated, only as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP

Schedule to the Opinion letter of
Holland & Knight LLP
Dated March 23, 2006

1.	Certificate of Good Standing, dated March 17, 2006, issued by the Republic of Liberia, with respect to MC Shipping.

2.
The Articles of Incorporation and By-laws of MC Shipping, as well as the names of the officer and directors of MC Shipping at the time of the adoption of the relevant resolutions set out under 3 below, as provided to us by Milbank, Tweed, Hadley & McCloy LLP by e-mail on March 22, 2006.

3.	A Secretary's Certificate, dated March 16, 2006, certifying that:

a.    at a meeting of the Board of Directors, and at the Annual Meeting of the Shareholders, each held on June 20, 2001, resolutions were adopted approving the Plan;

b.    at a meeting of the Board of Directors on June 14, 2005, resolutions were adopted to ratify the approval by the Compensation Committee of an amendment to the Plan;

c.    by Written Consent in Lieu of a Meeting, dated as of November 7, 2005, the Board of Directors approved that proposals to amend the Plan be effective as of June 20, 2001; and

d.    by Written Consent in Lieu of a Meeting, dated as of March 13, 2006, the Board of Directors approved the filing with the Securities and Exchange Commission of a Form S-8 statement to register the shares issued under the Plan.